Western International University

MASTER AGREEMENT

This Agreement ("Agreement") is being entered into as of the 4th day of April, 2003 ("Execution Date"), by and between Western International University, Inc. ("WIU") and CIBT Canadian Institute of Business and Technology Corp. and CIBT School of Business (jointly and severally, "CIBT").

Recitals

A. CIBT, through its wholly owned Chinese subsidiary, CIBT School of Business ("CIBT China") has established presence in China, pursuant to which CIBT China offers programs of study to students in several cities of China.

B. WIU is a significant and professional provider of Accredited postsecondary degree programs in the United States and in markets outside the United States.

C. CIBT and WIU desire to collaborate in the manner and according to the terms and conditions set out herein to offer WIU Degree Programs which incorporate approved CIBT Courses in China ("China Degree Programs") under the WIU brand and accreditation status.

Agreement

In consideration of the foregoing recitals and the mutual covenants set forth below, and subject to the terms and conditions of an International Education Affiliate Agreement ("IEAA") specifically referenced herein and, upon its execution, made part of this Agreement, WIU and CIBT agree as follows:

1. **The China Degree Programs.**

(a) The China Degree Programs will include certain courses developed by WIU and, subject to the prior approval of WIU, certain courses developed by CIBT. The China Degree Programs will consist of two categories:

WIU Undergraduate Degree Programs – U.S regionally accredited programs of study; and

WIU Graduate Degree Programs – U.S regionally accredited programs of study

Provided all course of study, prerequisite and residency requirements are met, up to 30% of WIU'S Degree Programs may be satisfied by students through assessed and articulated CIBT academic coursework in accordance with WIU'S established assessment protocol ("CIBT Courses"). WIU will work with CIBT in good faith to help ensure that its courses and degree programs are consistent with the requirements of the appropriate regulatory authorities.

Upon successful completion of a WIU Undergraduate or Graduate Degree Program of study, students will receive a Diploma from WIU.

(b) The WIU Degree Programs to be included in the China Degree Programs are set forth on Exhibit A hereto. The program outline of each diploma program of study included in the China Degree Programs specifying each course included in that program of study (the "Program Outlines") has been or will be agreed upon by the parties by separate instrument in writing and may be amended from time to time with the mutual written consent of the parties to this Agreement.

(c) CIBT, at its sole expense, shall use all commercially reasonable efforts to obtain all Chinese Regulatory Approvals necessary to be obtained by CIBT, CIBT China and/or WIU in order to offer the China Degree Programs, including the WIU Courses, and to grant the Diplomas contemplated herein. WIU shall provide to CIBT such information regarding WIU and the WIU Degree Programs and related courses as will reasonably be required by CIBT to obtain such approvals.

(d) CIBT shall use all commercially reasonable efforts to obtain all necessary Chinese Accreditation for the diploma programs of study included in the China Degree Programs.

2. **Rights.**

(a) CIBT has the right to use and agrees to use the name "Western International University" and any translation or abbreviation thereof and logo's, trademarks and designs owned by or licensed to WIU and used by WIU in connection with WIU Degree Programs and related courses in descriptions of and marketing for the China Degree Programs during the term of this Agreement and any "Teach-Out Period" (as hereinafter defined). CIBT shall, however, obtain WIU's prior approval of all printed or media marketing materials.

(b) CIBT shall be liable for any and all unauthorized use, or misuse of the name "Western International University" and/or the WIU Degree Programs by CIBT.

(c) During the term of this Agreement WIU shall not grant to any other person or entity the right to use the name "Western International University" or the WIU Degree Programs in Beijing, China, but WIU reserves the right to use its name and its Degree Programs and associated materials in its own operations anywhere in the world except for Beijing.

3. **Payments.**

(a) As consideration to WIU for participation in the China Degree Programs, CIBT shall pay to WIU in United States Dollars thirty percent (30%) of "Tuition Revenues" (as hereinafter defined) attributable to WIU Courses and taken by the students as preliminary to or part of a WIU Degree Program. CIBT shall be entitled to receive seventy percent (70%) of Tuition Revenues attributable to these same WIU Courses.

(b) The per student tuition in United States Dollars that will be charged for each WIU Degree Program course taken shall be in accordance to the Tuition Schedule agreed to by the Parties as evidenced in a separate written instrument, which tuition may be changed only by the mutual written consent of WIU and CIBT.

(c) The payments required by this Section 3 shall be made by CIBT to WIU within 60 days after the start of the academic semester to which the Tuition Revenue pertains. Within 40 days after the start of the academic semester to which the Tuition Revenue pertains, WIU shall receive detailed records of the Tuition Revenues and the per student tuition received for the applicable academic semester.

4. **Term and Termination.**

(a) The term of this Agreement shall commence on the Execution Date of this Agreement and, unless earlier terminated as provided in subsections (b), (c), (d), or (e) hereof, shall end on April 1, (2008). The term may only be extended by a written amendment to this Agreement signed by an authorized official of both CIBT and WIU.

(b) Either party may terminate this Agreement at any time by giving the other party at least 120 days prior written notice, provided that such termination shall not be effective prior to December 31, 2004.

(c) WIU may terminate this Agreement at any time by written notice to CIBT, if CIBT fails to make the payments to WIU required by Section 3 within 10 days after CIBT receives written notice from WIU of failure to pay.

(d) WIU may terminate this Agreement if WIU reasonably determines that (i) any of the China Degree Programs are not being delivered by CIBT in a manner acceptable to WIU, or (ii) the objectives of any WIU Degree Program and associated course(s) are not being fulfilled, and CIBT has failed to timely cure the identified problems after being given written notice in accordance with Paragraph 16.

(e) Either party may terminate this Agreement by written notice to the other party, if the other party fails to perform any of its material obligations under this Agreement and the failure is not cured within 30 days after receipt of written notice thereof.

(f) If this Agreement is terminated pursuant to Sections 4(a), 4(b) or 4(d) above, the rights granted to CIBT in Section 2 of this Agreement shall continue during the teach-out period and the parties hereto shall cooperate with each other to assure that the students can complete the program in which they are then enrolled. If this Agreement is terminated by WIU under any other subsection of this Section 4, the Rights granted in Section 2 of this Agreement shall immediately terminate and WIU shall have the sole right to determine the terms and conditions of any Teach-Out Period, providing that relevant accreditation and government standards are met.

(g) Any termination of this Agreement shall not affect the rights of any party to seek damages or other relief due to a breach of this Agreement by the other party.

5. **Responsibilities of WIU**. Without limitation to WIU'S obligations set out elsewhere in this Agreement, WIU'S obligations with respect to the China Programs are as follows:

(a) WIU shall review and evaluate the curricula that comprises the CIBT Courses to determine whether they are acceptable for inclusion in the China Programs and WIU shall have the right to approve or not approve the same;

(b) WIU shall review all of the marketing and advertising materials to be used with respect to the China Programs and WIU shall have the right to approve or not approve the same;

(c) WIU shall provide to CIBT such information and materials regarding WIU and the WIU Courses as are reasonably required to obtain necessary Chinese governmental and Chinese accreditation approvals for the China Programs;

(d) For the term of this Agreement, and for any "Teach Out" period, WIU shall provide any student continuously enrolled and making satisfactory academic progress in a China Program with access to the WIU online library & online supports subject otherwise to WIU standard content usage agreements and subject to access restrictions required by applicable law;

(e) WIU shall review and monitor the China Programs, including the qualifications of instructors, the academic and administrative policies, admissions, testing and grading policies, and the teaching of the curricula, all for the purpose of determining whether each China Program meets the educational quality standards of WIU;

(f) WIU shall cooperate with and assist CIBT in obtaining advantageous pricing for those textbooks and other course materials required for the WIU Courses;

(g) WIU shall use reasonable efforts to introduce to CIBT certain United States employers of WIU graduates with operations in China;

(h) WIU grants to CIBT the license to use WIU course materials which have been developed by WIU or which WIU has the license to use including, without limitation, curricula, course outlines, catalogues and student and faculty handbooks, and to translate same into Chinese and use such Chinese translations, all in connection with and for the China programs; such use and translation shall be subject to the approval by WIU of any modifications and such modifications and derivations will be owned by WIU but subject to this license; this license shall continue throughout the term of this Agreement and any "Teach out" period; CIBT shall not be obligated to pay any license fees for use in accordance with this Agreement;

(i) WIU, at its sole expense, shall use all commercially reasonable efforts to obtain all Regulatory Approvals necessary to be obtained by WIU (excepting Chinese

Regulatory Approvals) in order to grant the Diplomas contemplated herein and to maintain the accreditation of WIU to do so;

(j) In accordance with the provisions of the IEAA, WIU shall ensure that all of the courses comprising of the China Programs will be recognized by WIU in its various campuses outside China (whether operated directly by WIU or under license) to the intent that students successfully passing same will receive credit for same at such other institutions.

6. **CIBT Responsibilities.** Except for the responsibilities of WIU set forth in Section 5 of this Agreement, CIBT shall have all responsibilities for the China Programs, subject to the right of WIU to control the delivery of educational content of WIU Courses and the faculty of the China Programs who are teaching WIU Courses and in respect of such WIU Courses. These responsibilities shall include, but shall not be limited to, the following:

(a) CIBT shall provide overall supervisory and day-to-day management of the China Programs except as stated above;

(b) CIBT shall recruit, train, and pay qualified instructors for the China Programs in accordance with the criteria set forth in the IEAA subject to the right of WIU to approve such instructors, to control and supervise the teaching of the WIU Courses;

(c) CIBT shall provide suitable facilities, equipment and other amenities necessary or appropriate to offer and teach the China Programs, including library resources necessary to satisfy the course and program objectives of the China Programs;

(d) CIBT shall advertise and market the China Programs in a manner designed to meet the enrollment goals mutually agreed to by WIU and CIBT;

(e) CIBT shall actively recruit new students to enroll, and seek to retain and collect tuition and other costs from students enrolled, in the China Programs;

(f) CIBT shall provide all administrative and managerial support necessary for the China Programs;

(g) CIBT shall use all reasonable commercial efforts to obtain all Chinese Regulatory approvals necessary for the China Programs in the manner contemplated by this Agreement;

(h) CIBT shall collect the required tuition from students and remit the payments to WIU required by this Agreement;

(i) CIBT shall submit to WIU for WIU's review and approval all advertising and marketing materials for the China Programs, including, without limitation, all recruiter presentations and scripts;

(j) CIBT shall submit to WIU for WIU's review and approval the credentials and experience of each instructor to be used to teach any portion of any China Program,

and all policies and requirements for admissions, grading, testing, attendance, graduation, class size, refund policy, credentials awarded, academic terms, late admissions, leaves of absence, application, library resources, and student advising, tutoring and counseling pertaining to the China Programs;

(k) Subject to prior written approval, CIBT shall reimburse WIU for all pre-approved reasonable travel and other out-of-pocket expenses incurred by WIU in conducting program audit or training sessions with faculty trainers;

(l) CIBT shall obtain consent from WIU before translating any course materials for the China Degree Programs which are owned or licensed by WIU, and any rights, in any medium now known or later developed, in and to such translations of WIU course materials shall belong to WIU and CIBT shall cooperate with WIU to secure and legalize such rights;

(m) CIBT shall not take, nor permit CIBT China to take, any actions or make any payments that would cause WIU to be in violation of the Foreign Corrupt Practices Act of the United States; and

(n) CIBT shall comply, and shall cause CIBT China to comply, with all laws and regulations of China in the implementation, operation, and administration of the China Programs.

7. **Representations and Warranties of WIU**. WIU represents and warrants to CIBT as follows:

(a) WIU is a corporation duly organized, validly existing and in good standing under the laws of Arizona and has the requisite corporate power and authority to carry on the business it currently engages in.

(b) WIU has all corporate power and authority necessary to execute this Agreement and to consummate the transactions contemplated hereby.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action.

(d) This Agreement has been duly executed and delivered by WIU and constitutes the legal, valid and binding obligation of WIU enforceable against WIU in accordance with its terms. The execution and delivery of this Agreement by WIU do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, (i) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to WIU, (ii) conflict with any provision of WIU's Articles of Incorporation or By-laws, or (iii) conflict with any contract to which WIU is a party or by which WIU or any of its property is bound.

8. **Representations and Warranties of CIBT**. CIBT represents and warrants to WIU as follows:

(a) CIBT is a corporation duly organized, validly existing and in good standing under the laws of Canada and has the requisite power and authority to carry on the business it currently engages in.

(b) CIBT has all corporate power and authority necessary to execute this Agreement and to consummate the transactions contemplated hereby.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action.

(d) This Agreement has been duly executed and delivered by CIBT and constitutes the legal, valid and binding obligation of CIBT enforceable against CIBT in accordance with its terms. The execution and delivery of this Agreement by CIBT do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, (i) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to CIBT, (ii) conflict with any provision of the organizational documents of CIBT, or (iii) conflict with any contract to which CIBT is a party or by which CIBT or any of its property is bound.

(e) Each of CIBT and CIBT China has complied in all material respects with all laws and regulations of China applicable to it and has not received any notice of any asserted violation of any such laws or regulations.

9. **Confidentiality**. Each of the parties hereto shall only use the documentation, information and data received from the other party in connection with the Agreement solely for the purposes of the transactions contemplated by this Agreement. The terms and provisions of that certain Confidentiality Agreement entered into by and between CIBT and WIU on April 4, 2003 are hereby incorporated into this Agreement as if fully and originally set forth herein.

10. **Insurance and Hold Harmless.** CIBT shall obtain or cause CIBT China to obtain, such general liability insurance as is customary or appropriate, insuring against injuries to employees, visitors and students, and damage or destruction of the facilities and personal property, in any way related to the China Programs. CIBT shall indemnify and hold harmless WIU from any liability or expense incurred by WIU as a result of any claims or proceeding arising out of the implementation or operation of the China Programs.

11. **Indemnification by CIBT.** CIBT hereby agrees to indemnify WIU and its affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any out-of-pocket loss, liability, claim, damage or expense (including reasonable legal fees and expenses) (collectively, "Damages"), as incurred, for or on account of or arising from or in connection with or otherwise with respect to:

(a) Any breach on the part of CIBT of any representation or warranty contained in this Agreement;

(b) Any breach of any covenant of CIBT contained in this Agreement; and

(c) Any and all reasonable costs, expenses and all other damages (excluding any consequential damages) incurred by WIU in remedying any breach, misrepresentation or violation described above, including, by way of illustration and not limitation, all reasonable legal and accounting fees, other professional fees or expenses, and all filing fees and collection costs incident thereto and all such reasonable fees, costs and expenses incurred in connection with investigating and defending claims which, if successfully prosecuted, would have resulted in Damages.

(d) CIBT SHALL NOT BE LIABLE TO WIU FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, NOR SHALL ANY OF THE TERMS OF THIS AGREEMENT BENEFIT OR CREATE ANY RIGHT OR CAUSE OF ACTION IN OR ON BEHALF OF ANY PERSON OR ENTITY OTHER THAN WIU, AND ITS PARENT COMPANY THE APOLLO GROUP, INC. AND EXCEPT FOR DAMAGES ARISING OUT OF CIBT'S INTENTIONAL ACTS, GROSS NEGLIGENCE AND EXCEPT FOR DAMAGES ARISING OUT OF AN ALLEGED VIOLATION OF ANY INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY.

12. **Indemnification by WIU**. WIU hereby agrees to indemnify CIBT and its affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any out-of-pocket loss, liability, claim, damage or expense (including reasonable legal fees and expenses) (collectively, "Damages"), as incurred, for or on account of or arising from or in connection with or otherwise with respect to:

(a) Any breach on the part of WIU of any representation or warranty contained in this Agreement;

(b) Any breach of any covenant of WIU contained in this Agreement; and

(c) Any and all reasonable costs, expenses and all other damages (excluding consequential damages) incurred by CIBT in remedying any breach, misrepresentation, deficiency, underpayment, nonperformance or inaccuracy described above, including, by way of illustration and not limitation, all reasonable legal and accounting fees, other professional fees or expenses, and all filing fees and collection costs incident thereto, and all such reasonable fees, costs and expenses incurred in connection with investigating and in defending claims which, if successfully prosecuted, would have resulted in Damages.

(d) WIU SHALL NOT BE LIABLE TO CIBT FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, NOR SHALL ANY OF THE TERMS OF THIS AGREEMENT BENEFIT OR CREATE ANY RIGHT OR CAUSE OF ACTION IN OR ON BEHALF OF ANY PERSON OR ENTITY OTHER THAN CIBT AND EXCEPT FOR DAMAGES ARISING OUT OF WIU'S INTENTIONAL ACTS, GROSS NEGLIGENCE AND EXCEPT FOR DAMAGES ARISING OUT OF AN ALLEGED VIOLATION OF ANY INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY

13. **Indemnification Procedure.**

(a) In order for a party (the "indemnified party"), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or

involving a claim made by any person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing of the Third Party Claim within 20 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party can demonstrate actual prejudice as a direct or indirect result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days' time after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b) If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party but reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that the indemnifying party shall not be entitled to assume the defense for a Third-Party Claim as to which there is a conflict of interest or there are separate and different defenses, in which case the indemnified party shall be entitled to be compensated for its reasonable expense in defending such claim regardless of the offer to assume such defense. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, which shall be at its own expense, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than after the 20-day period described in Section 13(a) if the indemnified party shall have failed to give notice of the Third Party Claim). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention after reasonable notice of the need thereof and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

14. **Reports and Audit Rights.**

(a) CIBT shall provide to WIU such quarterly and annual financial and other reports as WIU reasonably requests from time to time relating to the finances and operations of the China Programs.

(b) In order to ascertain the accuracy of the payments being made to it under this Agreement and to protect its other rights hereunder, WIU shall, from time to time at WIU's discretion upon at least 10 days prior notice to CIBT, be entitled to inspect and

audit all records of CIBT and CIBT China relating to the operations of the China Programs.

15. **Survival of Representations, Warranties and Agreements.** The representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the termination of this Agreement.

16. **Notices.** All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to WIU, to

Western International University, Inc.
9215 N. Black Canyon Highway
Phoenix, Arizona 85021
Attention: President

With a copy to:

Apollo Group, Inc.
Mail Stop 90-0090
4615 E. Elwood Street
Phoenix, Arizona 85044
Attn: Apollo Legal Services

if to CIBT, to

CIBT Canadian Institute of Business and Technology Corp.
1200-777 West Broadway
Vancouver, British Columbia, Canada V5Z4J7
Attention: President

17. **Counterparts.** This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

18. Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b) This Agreement cannot be amended or supplemented, except by a written instrument signed by an authorized official of both CIBT and WIU. The IEAA shall be incorporated in and be a part of this Agreement.

(c) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

19. **Governing Law.** This Agreement shall be governed and construed in accordance with the laws of the State of Arizona, without regard to the conflict of laws provisions thereof.

20. **Severability.** If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

21. **Assignment.** Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

22. **Submission to Jurisdiction; Waivers.** Each of WIU and CIBT irrevocably agrees that any legal action or arbitration proceeding with respect to this Agreement or for recognition and enforcement of any judgment or arbitration award in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined in the state or federal courts of the State of Arizona and each of WIU and CIBT hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of WIU and CIBT hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts

(whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

23. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

24. Arbitration.

(a) The parties agree to attempt to settle any dispute, controversy or difference which may arise among them in connection with this Agreement by good faith discussions between or among representatives designated by the parties which are party to the dispute. During the course of discussions between or among such representatives, the parties will comply with all reasonable requests for access to relevant information. If, after thirty (30) days, the foregoing discussions do not result in settlement or resolution of such dispute, controversy or difference, the matter may be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, subject to this Section 24.

(b) Any matter submitted for arbitration shall be decided by an arbitrator chosen by the parties. If the parties to the dispute cannot unanimously agree upon an arbitrator within twenty (20) days after notice of the dispute is given, each party shall select an arbitrator, those arbitrators shall choose a neutral arbitrator and the matter shall be decided by those three arbitrators. If the arbitrators selected by the parties cannot agree on the choice of a neutral arbitrator within thirty (30) days after their retention, the dispute shall be decided by a single arbitrator, who shall be chosen in accordance with the American Arbitration Association's Commercial Arbitration Rules at the request of any party to the dispute.

(c) The parties recognize that the prompt resolution of all arbitrable matters is essential to the interests of each of the parties. In furtherance of that concern, any arbitration procedures shall be conducted in accordance with the American Arbitration Association's Commercial Arbitration Rules. Any arbitration proceedings shall be held in Phoenix, Arizona.

(d) Costs of the arbitration proceeding, including the fees of the arbitrator(s) and other expenses the arbitrator(s) determines are appropriate, shall be assessed against one or both of the parties to the dispute as the arbitrator(s) determines, based upon this (their) assessment of which party, if any, is at fault.

(e) The arbitrator's award may not be vacated, modified or corrected. The decision of the arbitrator shall be final, binding and non-appealable. An award in

arbitration hereunder may be entered as a judgment in any court of general jurisdiction, and/or an injunctive order may be enforced by petition to the court. No party shall contest the entry of an award as a judgment or the filing of a petition for enforcement, and any judgment so entered shall not be subject to any action to open or strike the same by or on behalf of the defendant therein, nor shall any defendant move to strike or stay any execution or other process issued upon such judgment.

25. **Approvals and Consents.**

In this Agreement, if the consent, approval or determination of any party is required or requested by the other party, the party from whom such approval, consent or determination is requested or required shall act reasonably when determining whether to grant such approval or consent or in making such determination, as the case may be, and shall act expeditiously in doing so.

26. **Definitions.**

The following terms, where used in this Agreement, shall have the meanings set forth below:

"Diploma" means an undergraduate or post-graduate degree from a university which has accreditation from the North Central Association of Schools and Colleges or a similar Professional Accrediting Agency.

"IEAA" means the International Educational Affiliation Agreement to be entered into between the parties.

"Regulatory Authorities" means any governmental, educational or other authority that has the lawful right to deal with, make orders with respect to or otherwise regulate or govern in any manner the activities of a party to this Agreement.

"Teach-Out Period" means the period of time necessary to permit all students enrolled in a China Degree Program on the date of termination of this Agreement to complete the diploma program in which they are then enrolled.

"Tuition Revenues" means all tuition received with respect to WIU Courses taken by students during any calendar year, less any such tuition refunded under the student refund policy for the China Degree Programs, to be as mutually agreed in writing by WIU and CIBT.

"WIU Courses" means courses offered in the China Degree Programs except for the CIBT Courses.

"WIU Degree Programs" means certain courses of study offered by WIU each comprised of an established series of individual courses leading to a Diploma issued by WIU.

27. This Agreement is subject to the parties agreeing upon and executing an IEAA which, among other matters, deals with residency and pre-requisite requirements referred to in Section 1.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

APOLLO GROUP, INC.

By: ______________________

Title: President, Apollo Group, Inc.

CIBT CANADIAN INSTITUTE OF BUSINESS AND TECHNOLOGY CORP.

By: ______________________

Title: ______________________

CIBT School of Business (China)

By: ______________________

Title: President

27. This Agreement is subject to the parties agreeing upon and executing an IEAA which, among other matters, deals with residency and pre-requisite requirements referred to in Section 1.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

APOLLO GROUP, INC.

By: ______________________

Title: President, Apollo Group, Inc.

CIBT CANADIAN INSTITUTE OF BUSINESS AND TECHNOLOGY CORP.

By: ______________________

Title: President & CEO

CIBT School of Business (China)

By: ______________________

Title: ______________________

The Higher Learning Commission
30 North LaSalle Street, Suite 2400 | Chicago, Illinois 60602-2504 | 312-263-0456
800-621-7440 | FAX: 312-263-7462 | www.ncahigherlearningcommission.org

WESTERN INTERNATIONAL UNIVERSITY

9215 N. Black Canyon Hwy.
Phoenix, AZ 85021

Statement of Affiliation Status

Status: Accredited (1984- .)

Highest degree awarded: Master's.

Most recent action: June 27, 2002.

Stipulations on affiliation status: The University's sites outside the U.S. are limited to New Dehli, India and the following degree programs: B.S. in Management, B.S. in Information Technology; M.B.A. in Management; and the M.B.A. in Information Technology.

New degree sites: No prior Commission approval required for offering existing degree programs at new sites within the state.

Progress reports required: None.

Monitoring reports required: None.

Contingency reports required: None.

Other visits required: 2003-04; A visit focused on the New Dehli site with an emphasis of the effectiveness of WIU's control over students, curriculum and faculty.

Last comprehensive evaluation: 1997-98.

Next comprehensive evaluation: 2004-05.

North Central Association of Colleges and Schools
Commission on Institutions of Higher Education

30 N. LaSalle Street, Suite 2400
Chicago, IL 60602-2504
(800) 621-7440

RECORD OF STATUS AND SCOPE

WESTERN INTERNATIONAL UNIVERSITY

9215 N. Black Canyon Hwy.
Phoenix, AZ 85021

Statement of Affiliation Status

Status: Accredited (1984- .)

Highest degree awarded: Master's.

Most recent action: October 26, 1998.

Stipulations on affiliation status: The University's sites outside the United States are limited to the campuses in London, England, and to multinational corporation locations within the United Kingdom. Accreditation is limited to the Master of Business Administration degree program.

New degree sites: No prior Commission approval required for offering existing degree programs at new sites within the state.

Progress reports required: None.

Monitoring reports required: None.

Contingency reports required: None.

Other visits required: 1999-2000; A visit focused on the start of the London MBA program focused on development of multinational corporate sites.

Last comprehensive evaluation: 1997-98.

Next comprehensive evaluation: 2004-05.

Statement of Institutional Scope and Activities

Legal status: Private, for profit institution.
Ownership: Apollo Group, Inc.
Fall 1997 student FTE: 965/411.
Fall 1997 student headcount: 965/411.
Number of degree programs: Associate's (1) Bachelor's (11) Master's (10).
Degree sites with full services: Home campus; Sierra Vista, AZ (Ft. Huachuca); London, England (London Campus).
Other degree sites: None.
Other sites: Courses are also offered at 1 other location in state.
Other program features: The institution provides credit offerings on military bases; in places of work.